CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
ASTERISKS DENOTE SUCH OMISSIONS.
Exhibit 10.27
EXCLUSIVE LICENSE AGREEMENT
BY AND BETWEEN
TESARO, INC.
AND
OPKO HEALTH, INC.

i

ii

Page
11.14 Interpretation	33
11.15 Counterparts	34

Exhibit A — Description of SCH 619734
Exhibit B — Description of SCH 900978
Exhibit C — Existing OPKO Patent Rights
Exhibit D — Technology Transfer Plan
Exhibit E — Form of Press Release
Exhibit F — Third Party Agreements

iii

EXCLUSIVE LICENSE AGREEMENT
     This Exclusive License Agreement, made this 10th day of December, 2010 (the “Effective Date”), is by and between TESARO, Inc., a Delaware company, with principal offices located at 309 Waverley Oaks Rd., Suite 101, Waltham, MA 02452 (“TESARO”) and OPKO Health, Inc., a Delaware corporation, with principal offices located at 4400 Biscayne Blvd., Miami, FL 33137 (“OPKO”). Each of TESARO and OPKO may be referred to, individually, as a “Party”, and, collectively, as the “Parties”.
RECITALS
     WHEREAS, OPKO owns or controls certain patent rights and know-how related to the neurokinin-l (NK-l) receptor antagonists, SCH 619734 (Rolapitant) and SCH 900978;
     WHEREAS, TESARO is interested in obtaining an exclusive license under such patent rights and to such know-how to develop and commercialize pharmaceutical products incorporating either or both of the foregoing compounds, and OPKO is willing to grant TESARO such a license, in each case on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, OPKO and TESARO, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     When used in this Agreement, each of the following capitalized terms, whether used in the singular or plural, shall have the meaning set forth in this Article I.
     1.1. “Affiliate” of an entity means any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such entity. For the purposes of this definition, “control” refers to any of the following: (i) direct or indirect ownership of fifty percent (50%) or more of the voting securities entitled to vote for the election of directors in the case of a corporation, or of fifty percent (50%) or more of the equity interest with the power to direct management in the case of any other type of legal entity; (ii) status as a general partner in any partnership; or (iii) any other arrangement where a person or entity possesses, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” with respect to TESARO shall not include New Enterprise Associates.
     1.2. “Agreement” means this Exclusive License Agreement, including any and all exhibits, schedules, appendices and other addenda to it and as it may be amended from time to time in accordance with the provisions of this document.
     1.3. “API” means the active pharmaceutical ingredient contained in Licensed Product.
     1.4. “API Cost” means the Cost of Goods of API.
     1.5. “Asset Purchase Agreement” means that certain Asset Purchase Agreement between OPKO and Schering Corporation (now Merck & Co., Inc.) dated as of October 12, 2009, as amended by letter agreement dated June 29, 2010, under which OPKO purchased certain assets related to the Compounds.
     1.6. “Combination Product” means any pharmaceutical product containing both a Licensed Product component and one or more other active pharmaceutical ingredients or other significant components.

     1.7. “Commercially Reasonable Efforts” means the level of efforts and resources, including financial resources, at least equal to those normally used by a company to conduct the relevant activity, including, in the case of research, development or commercialization, the level of effort and resources at least equal to those normally used by such a company to research, develop, manufacture or commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to Licensed Product, taking into account all relevant factors including the patent and other proprietary position of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environment and competitive market conditions, and other technical, legal, scientific, medical or commercial factors that such a company would deem to be relevant.
     1.8. “Compounds” means SCH 619734 (Rolapitant) and SCH 900978.
     1.9. “Confidential Information” means any and all information, data and materials of a confidential or proprietary nature, which are provided by or on behalf of one Party or any of its Affiliates to the other Party or any of its Affiliates in connection with this Agreement.
     1.10. “Control” or “Controlled”, other than for purposes of Section 1.1, means the possession of the right to grant licenses or sublicenses or to disclose proprietary or trade secret information without violating the terms of any agreement or other arrangement with a Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.
     1.11. “Cost of Goods” means, with respect to API or Licensed Product, as the case may be, the aggregate of costs of TESARO or any of its Affiliates or Sublicensees to manufacture, package, label and release such API or Licensed Product, calculated as follows: (i) to the extent that the API or Licensed Product is manufactured, packaged, labeled or released by TESARO or any of its Affiliates or Sublicensees, their actual direct material costs and direct labor costs plus manufacturing overhead, directly and exclusively attributable to such API or Licensed Product (including the API incorporated into such Licensed Product), all calculated in accordance with GAAP; or (ii) to the extent that API or Licensed Product is manufactured, packaged, labeled or released by a Third Party, the actual amounts paid by TESARO or any of its Affiliates or Sublicensees to such Third Party for such activities performed on a specified quantity of such API or Licensed Product plus the costs of any materials (including API and raw materials) provided by TESARO or any of its Affiliates or Sublicensees to such Third Party for such activities, and any manufacturing overhead, quality control and distribution costs incurred by TESARO or any of its Affiliates or Sublicensees with respect to such materials provided or such Licensed Product, as calculated in accordance with clause (i) of this Section 1.11.
     1.12. “Cover”, “Covering” or “Covered” means, with respect to a Patent Right and invention, that, in the absence of ownership of, or a license under, such Patent Right, the practice of such invention would infringe a Valid Claim of such Patent Right (including in the case of a Patent Right that is a patent application, a Valid Claim of such patent application as if such patent application were an issued patent).
     1.13. “EMA” means the European Medicines Agency or any successor agency.
     1.14. “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.
     1.15. “FDA” means the United States Food and Drug Administration or any successor agency thereto.
     1.16. “Field” means with respect to SCH 619734 (Rolapitant) all therapeutic, prophylactic, palliative and diagnostic uses in humans, and means, with respect to SCH 900978, treatment of nausea or vomiting of any cause; (ii) treatment of disease or treatment of symptoms or side effects of disease in oncology indications; (iii) treatment of side effects of oncology treatments or therapies; and (iv) any other supportive care indications in oncology.
     1.17. “First Commercial Sale”, as to a particular country, means the first commercial sale of a Licensed Product by TESARO or any of its Affiliates or Sublicensees to a Third Party in such country after approval of the NDA, or if approval of an NDA is not required in such country, then following receipt of Marketing Approval required to market such Licensed Product in such country.
     1.18. “GAAP” means United States generally accepted accounting principles applied on a consistent basis, or any other accounting principles generally accepted for public companies in the United States such as International Financial Reporting Standards (“IFRS”). Unless otherwise defined or stated, financial terms shall be calculated under GAAP.
     1.19. “IND” means an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application (CTA) or a clinical trial exemption (CTX).
     1.20. “Japan Income” means all royalty payments, upfront payments and development, commercialization, regulatory approval and other milestone payments received from a Sublicensee with respect to development or commercialization of Licensed Product in Japan, less applicable Third Party Payments attributable to the development, manufacture, commercialization or use of Licensed Product in Japan, provided that, if a royalty payment made by such Sublicensee to TESARO or any of its Affiliates includes the purchase price of a Licensed Product, then only the royalty amount less the Cost of Goods of such Licensed Product will be included as Japan Income. For the sake of clarity, Japan Income will not include any of the following amounts received by TESARO or any of its Affiliates from a Sublicensee: (i) debt financing or equity (including conditional equity, such as warrants, convertible debt and the like) investments in TESARO or any of its Affiliates except the portion of such financing or investment that exceeds the fair market value of such debt or equity securities; (ii) research and development funding, including funding for all or a portion of the costs of clinical trials or regulatory activities, which is reimbursed to TESARO or any of its Affiliates for expenditures actually incurred by TESARO or such Affiliate and which are directly attributable to development and commercialization of Licensed Product in Japan, including funding provided for clinical trials and other activities conducted outside of Japan but which will generate data to be used to support development or commercialization in Japan; (iii) reimbursement for Cost of Goods for product manufactured by or for TESARO or any of its Affiliates; and (iv) amounts paid by a Sublicensee to TESARO or any of its Affiliates as reimbursement for specific costs actually incurred by TESARO or such Affiliate and which are directly attributable to development and commercialization of Licensed Product in Japan, including reimbursement of patent-related costs for prosecution or protection of patents in Japan, and the costs of maintaining the global safety database.
     1.21. “Japan Income Sharing Term” has the meaning set forth in Section 4.6(b).
     1.22. “Know-how” means all biological materials and other tangible materials, inventions, practices, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, procedures, specifications, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological, safety, stability and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.
     1.23. “Licensed Product” means any product comprising, incorporating or containing any Compound, or an alternate form of any Compound, including, but not limited to, a pharmaceutically acceptable salt, polymorph, crystal form, prodrug, or solvate of any Compound to the extent such alternate form is claimed in the OPKO Patent Rights.
     1.24. “Major EU Markets” means the United Kingdom, France, Italy, Spain and Germany.
     1.25. “Marketing Approval” means any approval, including price approval, registration, license or authorization from any Regulatory Authority required to market and sell a Licensed Product in a jurisdiction and shall include an approval, registration, license or authorization granted in connection with an NDA.

     1.26. “NDA” means a New Drug Application, Biologics License Application or equivalent submission filed with the FDA in connection with seeking Marketing Approval of a Licensed Product, or an equivalent application filed with any equivalent regulatory agency or governmental authority in any jurisdiction other than the United States.
     1.27. “Net Sales” means the gross amount invoiced on sales of Licensed Product in the Territory (not including sales of Licensed Product by a Sublicensee in Japan) by TESARO, its Affiliates or Sublicensees to any Third Party, less the following deductions with respect to the sale of such Licensed Product:
               (i) normal trade, cash and quantity discounts and other customary discounts actually given to customers in the ordinary course of business;
               (ii) rebates, credits and allowances given by reason of rejections, returns, damaged or defective product or recalls;
               (iii) government-mandated rebates and any other compulsory payments, credits, adjustments and rebates actually paid or deducted;
               (iv) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care organizations or other health care institutions (including hospitals), health care administrators or patient assistance or other similar programs, or to federal, state/provincial, local and other governments, including their agencies, or to wholesalers, distributors or other trade customers;
               (v) reasonable and customary freight, shipping, insurance and other transportation expenses, if actually borne by such TESARO or its Affiliates or Sublicensees without reimbursement from any Third Party;
               (vi) sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of Licensed Product (but not including taxes assessed directly against the income derived from such sale) net of any credits or allowances received by TESARO or its Affiliates or Sublicensees with respect to such taxes or charges;
               (vii) amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of the applicable party; and
               (viii) any item, substantially similar in character or substance to any of the foregoing, calculated in accordance with GAAP consistently applied and customary in the pharmaceutical industry to be deducted in the definition of net sales in a license agreement of this type.
Notwithstanding anything in this Agreement to the contrary, the transfer of a Licensed Product between or among TESARO, its Affiliates and Sublicensees will not be considered a sale.
Net Sales will include the cash consideration received on a sale and the fair market value of all non-cash consideration.
Disposition of Licensed Product for, or use of the Licensed Product in, clinical trials or other scientific testing, as free samples, or under compassionate use, patient assistance, or test marketing programs or other similar programs or studies where a Licensed Product is supplied without charge shall not result in any Net Sales however if TESARO or any of its Affiliates or Sublicensees charges for such Licensed Product, the amount billed will be included in the calculation of Net Sales.
Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Licensed Product are giving rise to Net Sales.
In the event a Licensed Product is sold in the form of a Combination Product, then the Net Sales for any such Combination Product shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the weighted (by sales volume) average sale price of the Licensed Product component when sold separately in finished form in the country in which the Combination Product is sold and B is the weighted (by sales volume) average sale price of the other active pharmaceutical ingredients or significant components included in the Combination Product when sold separately in finished form in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product component and the other active pharmaceutical ingredients or significant components did not occur in such period, then in the most recent royalty reporting period during the preceding twelve (12) months in which sales of both occurred, if any. In the event that such average sale price cannot be determined for both the Licensed Product and all other active pharmaceutical ingredients or significant components included in the Combination Product, then the Parties will in good faith discuss and agree on a pro-rata allocation of the Net Sales that reflects the Licensed Product’s contribution to the Combination Product on an equitable basis. TESARO covenants that neither it nor any of its Affiliates or Sublicensees will intentionally manipulate the fraction A/(A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Licensed Product in combination form or otherwise
     1.28. “OPKO Patent Rights” means (i) any and all patents and patent applications owned or otherwise Controlled by OPKO or any of its Affiliates on the Effective Date or at any time during the Term anywhere in the Territory that Cover OPKO Know-how or that otherwise Cover the research, formulation, development, manufacture, import, marketing, sale or use of Licensed Product in the Field; and (ii) any and all extensions or restorations of the foregoing patents or patent applications by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and supplementary protection certificates and the like. OPKO Patent Rights includes the patents and patent applications listed in Exhibit C.
     1.29. “OPKO Japan Share” has the meaning set forth in Section 4.5, subject to adjustment as set forth in Section 4.7.
     1.30. “OPKO Know-how” means any Know-how owned or otherwise Controlled by OPKO or any of its Affiliates as of the Effective Date or any time during the Term that (i) is incorporated into Licensed Product or the manufacturing process for Licensed Product; (ii) was used or generated in the development, manufacture or use of Licensed Product; or (iii) is otherwise reasonably necessary or useful to the research, formulation, development (including filing for and obtaining Marketing Approval), manufacture, import, marketing, sale or use of Licensed Product in the Field.
     1.31. “Patent Rights” means patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, supplemental protection certificates and extensions and the like thereof, and all counterparts thereof in any country.
     1.32. “Regulatory Authority” means any federal, national, multinational, state, county, city, provincial, or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, commercialization, manufacture or sale of a pharmaceutical product in the Territory, including the FDA in the United States and the EMA in the EU.

     1.33. “Royalty Term” has the meaning set forth in Section 4.6 (a).
     1.34. “SCH 619734” (Rolapitant) means the compound described in Exhibit A.
     1.35. “SCH 900978” means the compound described in Exhibit B.
     1.36. “Sublicensee” means a Third Party to whom TESARO or any of its Affiliates or another Sublicensee grants an express sublicense under the OPKO Patent Rights and OPKO Know-how to develop, manufacture, commercialize or use Licensed Product in the Field, provided that the term “Sublicensee” does not include any wholesaler or third party distributor who re-sells a Licensed Product purchased from TESARO or any of its Affiliates or Sublicensees in final finished form (but not necessarily in final packaged, and labeled form), provided that OPKO is paid the royalty specified in Section 4.4 on the purchase price of such Licensed Product paid by such wholesaler or distributor to TESARO or any of its Affiliates or Sublicensees.
     1.37. “Technology Transfer Plan” means the plan for transfer to TESARO of OPKO Know-how attached to this Agreement as Exhibit D.
1.38. “Term” means the term of this Agreement determined in accordance with Section 9.1.
1.39. “Territory” means worldwide.
1.40. “TESARO Improvement” means any Know-how owned or otherwise Controlled by TESARO or any of its Affiliates that constitutes an improvement of the OPKO Know-how developed during the Term and is incorporated into the Licensed Product by TESARO or any of its Affiliates.
1.41. “TESARO Improvement Patent Rights” means Patent Rights owned or Controlled by TESARO or any of its Affiliates Covering any TESARO Improvement.
1.42. “Third Party” means any person other than a Party or any of its Affiliates or their respective employees.
1.43. “Third Party Agreements” has the meaning set forth in Section 7.2(k).
1.44. “Third Party Payments” means all **** under licenses to intellectual property or to acquire intellectual property that is necessary for the development, manufacture, import, sale or use of Licensed Product in the Field. For purposes of this definition, the term “necessary” shall mean that, in the reasonable determination ****, if the relevant Patent Right of the Third Party were to be found to be valid, there would be **** that the manufacture, use or sale of Licensed Product would be found to infringe such Patent Right, provided that nothing in the foregoing requires a court or other legal determination of validity or infringement.
1.45. “United States” or “U.S.” means the United States of America and its territories and possessions.
1.46. “Valid Claim” means (i) a claim of an issued and unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction from which no appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or been dedicated to the public, and (ii) a claim in a pending patent application that is being prosecuted and that has not been abandoned, disclaimed, allowed to lapse or finally determined to be unallowable by the applicable governmental authority in a decision from which no appeal can be taken or from which no appeal is taken within the time allowed for appeal.
ARTICLE II
LICENSE GRANT
     2.1. License Grant. Subject to the terms and conditions of this Agreement, OPKO and its Affiliates grant to TESARO an exclusive license (or sublicense, as the case may be) under the OPKO Patent Rights and the OPKO Know-how, in each case with the right to grant sublicenses, to the extent provided in Section 2.2, to research, develop, make, have made, use, import, export, market, offer for sale, sell and have sold, Licensed Product in the Territory within the applicable Field.
     2.2. Sublicenses.
          (a) Sublicensing. The rights granted to TESARO by OPKO under Section 2.1, may be extended to an Affiliate or sublicensed, in whole or in part, to a Third Party (through multiple levels of sublicensing); provided, that any sublicense that includes commercialization rights will require the prior consent of OPKO which such consent OPKO shall not unreasonably withhold, condition or delay. Notwithstanding anything in this Agreement to the contrary, OPKO shall be deemed to have granted its consent to any sublicense under this Section if OPKO has not provided TESARO with written notice of OPKO’s reasonable objection to the sublicense within **** business days of receipt of a written request for such consent from TESARO, along with an unredacted copy of the relevant term sheet for an agreement which transfers rights granted hereunder so that OPKO may consider granting consent. In addition, TESARO will, promptly after signature, provide OPKO with an unredacted copy of each agreement with a Sublicensee executed by TESARO or any of its Affiliates. Permitted Sublicensees may also extend the rights granted under Section 2.1 to any of their Affiliates.
          (b) Performance by Sublicensees. TESARO will be fully responsible for performance by each Sublicensee of its obligations under this Agreement. Each sublicense granted by TESARO pursuant to this Section 2.2 will contain terms and conditions consistent with those sections of this Agreement applicable to Sublicensees. Each sublicense agreement will contain the following provisions: (i) a requirement that any Sublicensee selling Licensed Product submit applicable sales or other reports to TESARO to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement; (ii) an audit requirement as to those Sublicensees selling Licensed Product consistent with that set forth in Section 4.15; and (iii) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information consistent with Article VI with respect to Confidential Information of OPKO. If TESARO becomes aware of a material breach by a Sublicensee of the rights granted to TESARO under Section 2.1, TESARO will promptly notify OPKO of the particulars of the same, and will use Commercially Reasonable Efforts to enforce the terms of such sublicense.
     2.3. Covenant Not to Sue. At the request of TESARO, OPKO will use Commercially Reasonable Efforts to enforce the covenant not to sue obligations of Merck & Co., Ltd. under Section 7.7 of the Asset Purchase Agreement with respect to the activities of TESARO and its Affiliates and Sublicensees under this Agreement; provided, that TESARO will promptly reimburse all out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by OPKO in connection with such requested efforts.
     2.4. Responsibility; Decision-making. During the Term, TESARO will, including through its Affiliates and Sublicensees, have sole responsibility for and sole decision-making authority with respect to, the research, development, manufacture, marketing, sale and use of Licensed Product in the Field, and except as otherwise expressly set forth in this Agreement, will be responsible for all of the costs and expenses associated with such activities during the Term.

     2.5. Diligence. TESARO will use Commercially Reasonable Efforts during the Term to develop and obtain Marketing Approval for a Licensed Product in the United States and in each Major EU Market, and to commercialize such Licensed Product in the United States and each Major EU Market if the relevant Marketing Approval is obtained. TESARO shall keep OPKO informed as to TESARO’s progress in these efforts. In addition, TESARO will use Commercially Reasonable Efforts to secure any data and market exclusivity, including New Chemical Entity exclusivity, for a Licensed Product for which Marketing Approval is obtained to the extent available from the applicable Regulatory Authorities. TESARO agrees to register this Agreement with any foreign governmental agency, which requires such registration and where the failure to so register would have a material adverse impact on commercialization of Licensed Product in a major market, and **** in connection therewith. TESARO shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, shall not be relieved of its obligation to make any payment due to OPKO where such payment is blocked due to any failure to register this Agreement.
     2.6. Joint Steering Committee.
          (a) Formation. Within **** days after the Effective Date, the parties will form a committee (the “Joint Steering Committee”) comprising at least **** representatives from each party.
          (b) Responsibilities. The Joint Steering Committee will be responsible for (i) reviewing the status and progress of efforts related to the development, manufacture and registration of the Licensed Product; and (ii) discussing other matters related to this Agreement referred to it by agreement of the Parties. Each Party’s representatives to the Joint Steering Committee shall communicate with one another as necessary to perform the Parties’ respective obligations under this Agreement.
          (c) Meetings. The Joint Steering Committee shall hold its first meeting in person within forty-five (45) days after the Effective Date. Thereafter, the Joint Steering Committee will meet as often as necessary either in person or by telephone at mutually acceptable times and locations. Either party may call a Joint Steering Committee meeting upon reasonable written notice, but not more than twice each year, unless both Parties mutually agree.
          (d) Development Plan. The parties agree that TESARO shall prepare a written development plan (the “Development Plan”) for the development of the Licensed Product within forty-five (45) days after the Effective Date. The Development Plan shall include schedules and milestones for the development activities of TESARO. TESARO may amend the Development Plan at any time in its sole discretion. TESARO shall present the Development Plan and any material amendments to the Joint Steering Committee for review.
     2.7. Latin America. OPKO will have the option to become the exclusive distributor of Licensed Product in Latin America on terms to be mutually agreed upon by the Parties (the “Latin America Option.” To exercise its Latin America Option, OPKO must give written notice of such exercise to TESARO within **** after **** for Licensed Product in the **** . In the event OPKO does not give notice of its exercise of the Latin America Option within the foregoing time period or the Parties are unable, despite good faith negotiation, to agree on mutually acceptable terms of a distribution agreement, OPKO will have no further rights under this Section, and TESARO will be free to distribute Licensed Product in Latin America itself or through an Affiliate, Sublicensee or a Third Party distributor. Notwithstanding the foregoing, in the event the Parties are unable, despite good faith negotiation, to agree on mutually acceptable terms of a distribution Agreement, TESARO agrees that it will not enter into a final agreement with any Third Party regarding the rights to distribute Licensed Product in all of or any territory within Latin America (a “Latin American Opportunity”) without first giving OPKO a good faith opportunity to agree to such Latin American Opportunity on material terms substantially similar to those offered (or intended to be offered) by TESARO to the Third Party (or offered by the Third Party to

TESARO) (“Right to Match”). OPKO’s Right to Match with regard to Latin American Opportunities operates as follows:
          (a) When a Latin American Opportunity arises, TESARO shall give OPKO prompt written notice of the material financial, intellectual property, term and termination, indemnification, governing law and other material terms of the Latin American Opportunity. Within **** after receiving TESARO’s written notice under this Subsection 2.7(a), OPKO shall respond in writing to TESARO regarding whether it will substantially match or decline to substantially match the material terms of TESARO’s proposed agreement.
          (b) If, in its response, OPKO indicates its interest in substantially matching the material terms of TESARO’s proposed agreement, the Parties shall negotiate in good faith a definitive agreement (with material terms substantially similar to those set forth in TESARO’s proposed agreement) for a period of up to **** after TESARO received OPKO’s response. If, after such time, a final agreement cannot be reached and the Parties do not mutually extend the negotiation period, TESARO shall be free to execute its proposed agreement with the Third Party on material terms no more favorable to the Third Party than the material terms presented to OPKO under subsection (a) above were to OPKO. However, if such material terms are more favorable to the Third Party, then TESARO must offer, and OPKO has a Right to Match, such terms in accordance with the procedures and restrictions contained in this Section 2.7.
ARTICLE III
TECHNOLOGY TRANSFER AND TRANSITION ACTIVITIES
     3.1. Know-how Transfer. OPKO agrees to transfer to TESARO the OPKO Know-how specified in the Technology Transfer Plan in accordance with the time-lines and other requirements set forth in such plan, and to transfer such other OPKO Know-how, as TESARO may from time to time reasonably request during the Term, promptly after such request. In addition, OPKO will, as part of transfer of OPKO Know-how, assign to TESARO those Third Party Agreements as to which TESARO specifically requests assignment and which by their terms may be assigned. To the extent the consent of any Third Party is required to assign a Third Party Agreement to TESARO, OPKO will use Commercially Reasonable Efforts to obtain such consent. In the event a Third Party Agreement is not assigned to TESARO, OPKO will, as set forth in the Technology Transfer Plan, or as otherwise requested by TESARO, use Commercially Reasonable Efforts to obtain any information or other benefits under such agreement related to access to OPKO Know-how as would be available to OPKO.
     3.2. Cooperation. OPKO shall make its personnel reasonably available to TESARO to respond to questions related to the OPKO Know-how, and to provide such ongoing support and assistance as TESARO may reasonably request in the transition of development and manufacturing responsibility for Licensed Products to TESARO. In connection with the foregoing, at the request of TESARO, OPKO will seek the assistance of Merck & Co., Ltd. to the extent such support continues to be available under Section 2.5 of the Asset Purchase Agreement.
     3.3. Regulatory Transition. Within **** after the Effective Date, or as otherwise mutually agreed, the Parties will file with applicable Regulatory Authorities such documentation as may be required to transfer any IND to TESARO, and the Parties will use Commercially Reasonable Efforts to take such actions as any such Regulatory Authority may request to effect any such transfer. Prior to transfer of the IND, OPKO will continue to perform such obligations as are required under applicable law with respect to an IND holder, but under the direction of TESARO.
     3.4. Supply of Material. OPKO will, **** transfer to TESARO in accordance with the Technology Transfer Plan all quantities of API and Licensed Product in OPKO’s possession or control. To the extent such API or Licensed Product is identified as GMP-grade materials in the Technology Transfer Plan,

OPKO represents that (i) since OPKO’s acquisition of such materials, OPKO has handled and stored such materials in accordance with current Good Manufacturing Practices as defined in the U.S. (“GMP”), and (ii) nothing has come to OPKO’s attention which leads it to believe that any such material has not been manufactured and stored in accordance with GMP, that it would not conform in all material respects to the applicable specifications or would not be fit for use in clinical trials pursuant to FDA guidelines and requirements. OPKO will provide copies of batch records and certificates of compliance in its possession with respect to such material. In addition, OPKO will, at the request of TESARO, require Merck & Co., Inc. to deliver the Hold Back API, as defined in the Asset Purchase Agreement, to TESARO or its designee, and to supply addition quantities of API to the extent consistent with Merck & Co., Inc.’s obligation under Section 7.11(b) of the Asset Purchase Agreement on terms to be approved by TESARO.
     3.5. Costs. Each Party **** associated with technology transfer activities to be provided under this Section. To the extent any technology transfer activities to be provided under this Section require **** shall bear the costs of such external resources, provided that such activities and costs are expressly set forth in the Technology Transfer Plan or are otherwise approved in writing in advance by ****.
ARTICLE IV
FINANCIAL PROVISIONS
     4.1. License Fee. Within ten (10) days of the Effective Date, TESARO will pay to OPKO a non-creditable, non-refundable license fee of $6,000,000, as compensation for past and future research and development expenses, patent prosecution and maintenance fees, and for exclusive rights to the Licensed Product in the U.S.
     4.2. Intentionally Left Blank
     4.3. Milestones Payments by TESARO. Subject to the terms and conditions of this Agreement, TESARO will pay OPKO a milestone payment upon the first occurrence of each of the following events, no later than thirty (30) days after the occurrence of the event:

Event Milestone	Event Milestone Payment
(i) Acceptance by the FDA of the first NDA for Marketing Approval of Licensed Product in the United States	$5,000,000
(ii) First Commercial Sale of Licensed Product in the U.S.	$15,000,000
(iii) First Commercial Sale of Licensed Product in the EU	$10,000,000
Each of the above milestone payments will be payable only upon the first occurrence of the applicable event, regardless of how many times the event is ultimately achieved.
In addition, TESARO will pay to OPKO the following commercial milestone payments upon the first achievement of the corresponding event:

First achievement of calendar year Net Sales in excess of $150 million	$	****,000,000
First achievement of calendar year Net Sales in excess of $300 million	$	****,000,000
First achievement of calendar year Net Sales in excess of $500 million	$	****,000,000
     4.4. Royalty Payments by TESARO. Subject to the adjustment, if any, to be made under Sections 4.7 and 4.8, TESARO will pay to OPKO royalties on Net Sales of Licensed Product in the Field in the Territory (other than sales of Licensed Product by a Sublicensee in Japan) by TESARO and its Affiliates and Sublicensees, calculated using the following royalty rates:
          (a) U.S. and EU. For the sale of Licensed Product in the U.S. and the EU, the royalty rate will be the Tier One Royalty Rate or the Tier Two Royalty Rate, as set forth below, depending on the applicable API Costs. The Tier One royalty rates will apply if the average API Costs of Licensed Product sold by TESARO and its Affiliates and Sublicensees during the preceding calendar year was equal to or greater than ****. The Tier Two royalty rates will apply if the average API Costs of Licensed Product sold by TESARO and its Affiliates and Sublicensees during the preceding calendar year was less than ****. Notwithstanding the foregoing, the API Costs used to determine whether to apply the Tier One Royalty Rate or the Tier Two Royalty Rate in the launch year will be based the average API Costs for the clinical and commercial runs of API during the twelve (12) months preceding the date of First Commercial Sale.

Portion of Calendar Year Net Sales	Tier One Royalty	Tier Two Royalty
in the United States	Rates	Rates
On that portion of calendar year Net Sales in the U. S. less than or equal to $150 million	****%	****%
On that portion of calendar year Net Sales in the U. S. greater than $150 million but less than or equal to $300 million	****%	****%
On that portion of calendar year Net	****%	****%
Sales in the U.S. greater than $300 million but less than or equal to $450 million
On that portion of calendar year Net Sales in the U.S. greater than $450 million	****%	****%

	Tier One	Tier Two
Portion of Calendar Year Net Sales in the	Royalty	Royalty
EU	Rate	Rate
On that portion of calendar year Net Sales in the EU less than or equal to $50 million	****%	****%
On that portion of calendar year Net Sales in the EU greater than $50 million but less than or equal to $100 million	****%	****%
On that portion of calendar year Net Sales in the EU greater than $100 million but less than or equal to $150 million	****%	****%
On that portion of calendar year Net Sales in the EU greater than $150 million	****%	****%
          (b) Rest of World Other than Japan. The royalty rate outside the U.S., EU and Japan will be ****.
          (c) Minimum Annual Royalty. If the aggregate amount of royalties paid or payable by TESARO to OPKO on sales of Licensed Products under this Section during each of the first five calendar years commencing with the first full calendar year following the First Commercial Sale of Licensed Product in the U.S. and ending with the calendar year in which the fifth anniversary of the First Commercial Sale of Licensed Product in the U.S. occurs (the “Measurement Period”) is less than **** (the “Minimum Annual Royalty”), then within forty-five (45) days of the end of each such calendar year, TESARO will pay OPKO an amount equal to the difference between the **** and the aggregate amount of royalties paid or payable to OPKO on sales of the Licensed Product during such calendar year (the “Annual Royalty Shortfall”). During the Measurement Period, any Annual Royalty Shortfall paid or payable by TESARO will be offset dollar for dollar by the aggregate amount of royalties paid or payable to OPKO on sales of the Licensed Product during any prior calendar year during the Measurement Period that exceeded **** and any royalties payable during the Measurement Period that exceed **** will be offset by the amount of any Annual Royalty Shortfall payments made in any prior calendar year and not previously used as an offset. The Minimum Annual Royalty will not apply, and no Annual Royalty Shortfall will be due, in the event the commercial potential of any Licensed Product in the U.S. has been materially adversely affected by: (i) the outcome of a clinical trial of Licensed Product; (ii) material safety issues identified in the course of the Phase 3 clinical trial or commercialization of Licensed Product; (iii) restrictions imposed by third party payers, including the government, on reimbursement for Licensed Product; or (iv) the absence of a Valid Claim of an issued patent within OPKO Patent Rights Covering the Licensed Product in the United States.
     4.5. Japan. TESARO will pay OPKO fifty percent (50%) of all Japan Income (the “OPKO Japan Share”). In the event OPKO is required to make payments to a Third Party under an agreement in existence as of the Effective Date, based on the OPKO Japan Share of the Japan Income (the “OPKO Third Party Obligation”). TESARO will pay up to fifty percent (50%) of such OPKO Third Party Obligation, provided that, in no event will TESARO’s share of the OPKO Third Party Obligation exceed twelve and one half percent (12.5%) of the amounts that would otherwise be payable to OPKO on the Japan Income that triggered the OPKO Third Party Obligation. In the event sales of Licensed Product in Japan are made directly by TESARO or any of its Affiliates and are not conducted through a Sublicensee, TESARO will pay to OPKO royalties on Net Sales of Licensed Product in Japan at the rate of ****, subject to the adjustments set forth in Section 4.7 and 4.8 to the same extent as applicable to royalties on Net Sales payable under Section 4.4.
     4.6. Royalty and Income Sharing Term.
          (a) Royalties. Royalties under Section 4.4 will be payable on a country by country and Licensed Product-by-Licensed Product basis during the period commencing on the First Commercial Sale of such Licensed Product in the applicable Field in such country and ending upon the later of (i) the date of expiration, unenforceability or invalidation of the last Valid Claim of OPKO Patent Rights

Covering such Licensed Product in such country, and (ii) twelve (12) years from the date of First Commercial Sale in such country (the “Royalty Term”).
          (b) Japan Income Sharing. TESARO’s obligation to share Japan Income under Section 4.5 will be payable on a Licensed Product-by-Licensed Product basis during the period commencing on the Effective Date and ending upon the later of (i) the date of expiration, unenforceability or invalidation of the last Valid Claim of OPKO Patent Rights Covering Licensed Product in Japan, and (ii) twelve (12) from the date of First Commercial Sale in Japan (“Japan Income Sharing Term).
          (c) End of Royalty Term or Japan Income Sharing Term. Upon expiration of the Royalty Term or Japan Income Sharing Term, as the case may be, in the country of sale, the license granted to TESARO and its Affiliates and Sublicenses under Article II will convert to a fully paid-up, non-royalty-bearing, license in the applicable country.
     4.7. Reduction for No Valid Claim. The royalties payable under Section 4.4 with respect to Net Sales of a Licensed Product will be reduced, on a country by country and Licensed Product-by-Licensed Product basis, by **** of the amounts otherwise payable under Section 4.4, during any portion of the Royalty Term when there is no Valid Claim of an issued patent within OPKO Patent Rights Covering such Licensed Product in the country of sale or other protective data or marketing exclusivity. Notwithstanding the foregoing, in the event there is no Valid Claim of an issued patent within OPKO Patent Right Covering a Licensed Product being sold in a country and a Third Party has obtained Marketing Approval in such country for a product containing the same active ingredient as contained in Licensed Product, the reduction on royalties under the preceding sentence will be increased to ****.
     4.8. Third Party Payments.
          (a) OPKO Payments. Except as specifically set forth in Section 4.5, OPKO will pay all milestones and other payments due under the Asset Purchase Agreement, and under any other agreement to which OPKO or any of its Affiliates is a party.
          (b) Other Third Party Payments. TESARO will have the right to deduct from royalties otherwise payable to OPKO under Section 4.4 (after application of the deductions set forth in Section 4.7), fifty percent (50%) of Third Party Payments, provided that in no event will the royalty payable to OPKO on Net Sales of Licensed Product be reduced as a result of application of this paragraph, to less than fifty percent (50%) of the amount otherwise payable under Section 4.4, as reduced by Section 4.7. Amounts available for offset under this Section and not used as a credit against royalties in the period incurred may be carried over to future periods until fully utilized.
     4.9. Payments; Reports. TESARO will pay royalties due on Net Sales and amounts due with respect to Japan Income received in a calendar quarter within **** days of the end of such calendar quarter. Within **** days after the end of each calendar quarter for which amounts are payable by TESARO under Section 4.4 or 4.5, TESARO will submit to OPKO a report, on a country-by-country basis, providing in reasonable detail an accounting of all Net Sales by TESARO and its Affiliates and Sublicensees in the Territory (including, in each case, an accounting of all unit sales of the Licensed Product and a calculation of the deductions from gross invoice price to Net Sales in accordance with Section 1.27) made during such calendar quarter and all Japan Income and the calculation of the applicable amounts due under Section 4.4 and 4.5. TESARO will, at the time TESARO submits a report under this Section, pay to OPKO all amounts due to OPKO under Sections 4.4 and 4.5, as indicated in the applicable report.
     4.10. Taxes. TESARO will make all payments to OPKO under this Agreement without deduction or withholding except to the extent that any such deduction or withholding is required by applicable law to be made on account of Taxes (as that term is defined below). Any Tax required to be withheld under applicable law on amounts payable under this Agreement will promptly be paid by TESARO or its Affiliates or Sublicensees on behalf of OPKO to the appropriate governmental authority, and TESARO will furnish OPKO with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by OPKO. TESARO will give notice of its intention to begin withholding any such Tax in advance and cooperate to use reasonable and legal efforts to reduce such Tax on payments made to OPKO hereunder. The Parties will cooperate with respect to all documentation required by any relevant government taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes. Solely for purposes of this Section 4.10, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by a government authority, but not including TESARO income taxes.
     4.11. United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.
     4.12. Currency Conversion. All payments to be made by TESARO to OPKO will be made in U.S. Dollars, to a bank account designated by OPKO. In the case of sales outside the United States, payments received by TESARO will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of TESARO or the applicable Sublicensee, to the extent reasonable and consistently applied. TESARO will inform OPKO as to the specific exchange rate translation methodology used for a particular country or countries.
     4.13. Blocked Payments. If, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for TESARO or any of its Affiliates or Sublicensees to move revenues related to Licensed Product out of such country, TESARO will promptly notify OPKO of the conditions preventing such transfer, and royalties on the affected Net Sales or amounts payable on Japan Income shall, in lieu of payment under Section 4.9, be deposited in local currency in the relevant country to the credit of OPKO in a recognized banking institution in such county designated by OPKO or, if none is designated by OPKO within a period of thirty (30) days, in a recognized banking institution in such county selected by TESARO or its Affiliates or Sublicensees, as the case may be, and identified in a notice given to the Party on whose account the funds are deposited.
     4.14. Late Payments. TESARO will pay interest to OPKO on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of **** per month or the highest rate permitted by applicable law, calculated based on the number of days such payments are paid after the date such payments are due.
     4.15. Records and Audits. TESARO will keep complete and accurate records relating to the calculations of Net Sales and Japan Income generated in the then current calendar year, and during the preceding ****. OPKO will have the right, **** at its ****, to have a nationally recognized, independent, certified public accounting firm, selected by it and reasonably acceptable to TESARO, review any such records of TESARO and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 4.4 and 4.5 within the **** period preceding the date of the request for review. No **** will be subject to audit under this Section more than once. TESARO will receive a copy of each such report concurrently with receipt by OPKO. Should such inspection lead to the discovery of a discrepancy to OPKO’s detriment, TESARO will, within thirty (30) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy, plus interest on the underpayment at a rate per annum equal to the lesser of **** per month or the highest rate permitted by applicable law, calculated from the date the underpayment was made until the date of payment to OPKO of the underpayment. **** will pay the full cost of the review unless the underpayment of amounts due to **** is greater than **** of the amount due for the entire period being examined, in which case **** will pay the reasonable cost charged by such accounting firm for such review. Any undisputed overpayment of royalties by TESARO revealed by an examination will be paid by OPKO within **** of OPKO’s receipt of the applicable report. Any disagreement regarding the results of any audit conducted under this Section will be subject to the dispute resolution provisions set forth in Article X.
ARTICLE V
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION
AND RELATED MATTERS
     5.1. Prosecution and Maintenance of Patent Rights. Within **** after the Effective Date, OPKO will transfer to TESARO responsibility for filing, prosecuting and maintaining all OPKO Patent Rights (other than the OPKO Patent Rights, if any, that were licensed but not assigned to OPKO under the Asset Purchase Agreement) in such a way that there is not any loss of rights during such **** period or in connection with the transition, including consulting with TESARO and cooperating with TESARO related to such activities prior to completion of the transition, and contacting the foreign agents of OPKO to assist in the transfer of power of attorney as required by the relevant patent offices for TESARO to assume prosecution of such files. Commencing after notification to the USPTO and OPKO foreign agent of the change in prosecution status, TESARO will have responsibility, at TESARO’s cost, for filing, conducting prosecution, and maintaining (including the defense of any interference or opposition proceedings) all such OPKO Patent Rights as to which OPKO has assumed and maintains responsibility under this Section, and shall use Commercially Reasonable Efforts in the conduct of such activities. TESARO will provide to OPKO copies of all prosecution filings and material submissions and correspondence related to OPKO Patent Rights for which TESARO has assumed and maintains responsibility under this Section sent to or received from patent offices, and other service providers including maintenance fee providers, and, with respect to patent applications, and material submissions, will use reasonable efforts to provide OPKO with a draft of each such filing or material submission reasonably in advance of submission, and will consider in good faith any comments that OPKO may timely provide. In addition, TESARO will provide to OPKO such other information related to prosecution of the OPKO Patent Rights for which TESARO has assumed and maintains responsibility under this Section as OPKO may from time to time reasonably request to allow OPKO to track prosecution and maintenance of such OPKO Patent Rights including docket reports of all pending and issued patents and patent applications within OPKO Patent Rights. In the event TESARO decides to abandon prosecution in any country with respect to an OPKO Patent Right for which TESARO is responsible under this Section in a particular country or decides to not otherwise maintain or extend any OPKO Patent Right for which TESARO is responsible under this Agreement in a particular country, in either case where a substitute is not filed for such OPKO Patent Right (such OPKO Patent Right in the applicable country being referred to in this Agreement as an “Abandoned Patent Right”), TESARO will give OPKO written notice, and will transfer the relevant files and authority to OPKO, sufficiently in advance of any loss of rights to allow OPKO to file, prosecute, maintain or extend, as the case may be, claims with respect to such Abandoned Patent Rights in the relevant country, and such Abandoned Patent Right in the relevant country will no longer be included as an OPKO Patent Right licensed to TESARO under Agreement.
     5.2. Patent Term Extensions. TESARO will use Commercially Reasonable Efforts to obtain patent term extensions (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to licensed OPKO Patent Rights as to which TESARO controls prosecution that Cover Licensed Product in the Field in the Territory, and OPKO will cooperate, at TESARO’s request and expense in connection with such activities. All filings for such extensions shall be made by the Party responsible for filing, prosecuting and maintaining the relevant Patent Rights in accordance with this Section.

     5.3. Third Party Infringement.
          (a) Notices. Each Party will promptly report in writing to the other Party any (i) known or suspected infringement of any OPKO Patent Rights, or (ii) unauthorized use or misappropriation of any OPKO Know-how by a Third Party, of which such Party becomes aware, in each case only to the extent relevant to Licensed Product or the development, manufacture, commercialization or use of Licensed Product in the Field in the Territory, and will provide the other Party with all available information evidencing such infringement, or unauthorized use or misappropriation.
          (b) TESARO First Right to Enforce Certain OPKO Patent Rights. TESARO or its designated Affiliate or Sublicensee will have the first right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise protect or enforce, the OPKO Patent Rights as to which TESARO controls prosecution against a Third Party who is researching, developing, making, using or selling a product in the Field in a country within the Territory. OPKO and its Affiliates will join such suit if the relevant court would lack jurisdiction if OPKO or such Affiliate were absent from such suit and OPKO and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by TESARO; provided, that **** incurred by **** and such Affiliates in connection with such requested cooperation.
          (c) OPKO Rights if TESARO Elects Not to Proceed. If TESARO does not initiate a suit or take other appropriate action pursuant to Section 5.3(b) within **** days after knowledge of such infringement or misappropriation or, in the case of receipt of a notice letter sent by a Third Party pursuant to the requirements of 21 U.S.C. § 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or under any analogous provisions, within **** before any statutory or regulatory deadline for filing such suit, then OPKO will have the immediate right to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise to protect or enforce the relevant OPKO Patent Rights. TESARO and its Affiliates will join such suit if the relevant court would lack jurisdiction if TESARO or such Affiliates were absent from such suit and TESARO and such Affiliates will execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by OPKO; provided, that **** (including ****) incurred by **** and such Affiliates in connection with such requested cooperation.
          (d) Enforcement Against Other Infringement of OPKO Patent Rights. Except as provided in Section 5.3(b), OPKO will have the sole right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement or misappropriation of, or otherwise to protect or enforce, OPKO Patent Rights during the Term.
          (e) Right to Enforce Know-how. Responsibility for preventing or abating actual or threatened infringement or misappropriation of, or otherwise protecting or enforcing OPKO Know-how will be determined in the same manner as the right to enforce OPKO Patent Rights under paragraph (b) and (c). The enforcing Party shall keep the other Party informed of the status of all enforcement activities, and shall consider in good faith all comments of the other Party regarding any aspect of such enforcement.
          (f) Conduct of Certain Actions; Costs. The Party initiating suit under this Section 5.3 will have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section. The initiating Party will assume and **** incurred in connection with any litigation or proceedings initiated by it pursuant to this Section, including the **** selected by it.

          (g) Recoveries.
          (i) If TESARO initiates suit as permitted in accordance with Section 5.3(b) or, with respect to OPKO Know-how, in the same manner as set forth in Section 5.3(b), any damages, settlements, accounts of profits, or other financial compensation actually paid to TESARO by a Third Party based upon such suit, after deducting TESARO’s actual out of pocket expenses (including reasonable attorneys’ fees and expenses) incurred in pursuing such suit (such net amount, the “Recovery”), will be treated as Net Sales, and will be subject to the royalty payment obligations under Section 4.4 (provided that, for purposes of calculating the applicable royalty rate, such Recovery will not be combined with any calendar year Net Sales), with TESARO retaining the balance after such payment.
          (ii) If OPKO initiates suit pursuant to Section 5.3(b) or with respect to OPKO Know-how, in the same manner as set forth in Section 5.3(b), OPKO may retain any damages, settlements, accounts of profits, or other financial compensation recovered from a Third Party based upon such suit.
     5.4. Patent Invalidity Claim. Each of the Parties will promptly notify the other Party in the event of any legal or administrative action by any Third Party against an OPKO Patent Right, or any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(iv) or 355G)(2)(A)(vii)(IV) or any notice under any analogous provisions, with respect to such Patent Rights, of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. Responsibility for defending against any such action shall be determined in the same manner as enforcement of the relevant Patent Rights pursuant to Section 5.3.
     5.5. Patent Marking. TESARO agrees to comply with the patent marking statutes in each country in which the Licensed Product is sold by TESARO or its Affiliates or Sublicensees.
ARTICLE VI
CONFIDENTIALITY
     6.1. Confidential Information. During the Term and for a period of **** after any termination or expiration of this Agreement, each Party agrees to keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement (which, in the case of TESARO and its Affiliates and Sublicensees, includes activities contemplated by the licenses granted in Sections 2.1) or as otherwise specifically permitted under this Agreement, any Confidential Information of the other Party. The terms of this Agreement will be considered Confidential Information of both Parties, subject to permitted disclosures as set forth in this Article VI. The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 6.1 will not apply to any Confidential Information that:
          (i) was known by the receiving Party prior to disclosure by the disclosing Party hereunder (as evidenced by the receiving Party’s written records or other competent evidence);
          (ii) is or becomes part of the public domain through no fault of the receiving Party;
          (iii) is disclosed to the receiving Party by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party and provided such Third Party is not disclosing such information on behalf of the disclosing Party; or

          (iv) is independently developed by personnel of the receiving Party who did not have access to the Confidential Information (as evidenced by the receiving Party’s written records or other competent evidence).
In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq, such Party shall provide prior written notice and a copy of such intended disclosure to such other Party if possible under the circumstances, will consider in good faith the other Party’s comments, will disclose only such Confidential Information of such other Party as is required to be disclosed and will cooperate in the disclosing Party’s efforts to obtain a protective order or to limit the scope of the required disclosures. Notwithstanding anything in this Agreement to the contrary, either Party may disclose to bona fide potential or existing investors or lenders, potential acquirors/acquirees, and, in the case of TESARO, to potential and existing sublicensees and collaborators, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination or transaction, so long as such recipients are bound in writing to maintain the confidentiality of such information.
     6.2. Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and bona fide potential acquirors, and, in the case of TESARO as the receiving Party, to service providers, investigators, Third Party contractors, potential and existing Sublicensees and distributors, in each case who, in such Party’s reasonable judgment, have a need to know such Confidential Information to assist the receiving Party with the activities contemplated by this Agreement (which, in the case of TESARO and its Affiliates and Sublicensees, includes activities contemplated by the license granted in Sections 2.1) or in connection with a potential business relationship or investment that would encompass Licensed Product, and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party under Section 6.1. OPKO and TESARO shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and permitted contractors, sublicensees and distributors, to treat such Confidential Information as required under Section 6.1 (as if such Affiliates, employees, consultants, advisors, contractors, sublicensees and distributors were Parties directly bound to the requirements of Section 6.1). TESARO may also disclose Confidential Information of OPKO to Regulatory Authorities and other governmental authorities, but solely in connection with the activities contemplated by this Agreement.
     6.3. Limitation on OPKO Disclosure of OPKO Know-how. During the Term of this Agreement, OPKO will not disclose OPKO Know-how that is specific to Licensed Product or the development, manufacture, commercialization or use of Licensed Product to any Third Party without the express written consent of TESARO.
     6.4. Publicity. Neither Party will issue a press release or public announcement relating to the terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed, except that (i) either or both of the Parties may issue a press release in the form attached as Exhibit E; (ii) a Party may issue such press release or public announcement if the contents of such press release or public announcement are consistent with a previously approved press release or have otherwise previously been made public other than through a breach of this Agreement, and (ii) a Party may issue such a press release or public announcement if required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission (SEC) or similar regulatory agency in a country other than the United States or of any stock exchange or Nasdaq; provided that such Party complies with the notice and review provisions set forth in this Section. In no event will OPKO make any public disclosure related to TESARO’s activities under this Agreement or related to the results generated by TESARO or any of its Affiliates or Sublicensees with respect to Licensed Product without the prior written consent of TESARO except to the extent required by applicable law. In the event OPKO is required by applicable law to publicly disclose any of the results generated by TESARO or any of its Affiliates or Sublicensees or any information provided by TESARO related to Licensed Product or either Party is required by applicable law to disclose the terms of this Agreement, such Party will give the other Party at least two (2) business days’ prior written notice, will provide to such other Party a copy of the required disclosure, will, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and will consider in good faith any other comments of such other Party on such public disclosure.
     6.5. Publications. TESARO and its Affiliates and Sublicensees shall have the sole right to publish the results of development, manufacture, commercialization and use of Licensed Product during the Term.
     6.6. Return of Confidential Information. Upon termination of this Agreement prior to the end of the Term, the receiving Party shall, at the request of, and as directed by, the disclosing Party, return or destroy Confidential Information of the disclosing Party in the receiving Party’s possession, and shall destroy any reports or notes in receiving Party’s possession t6 the extent containing the disclosing Party’s Confidential Information, and any electronic copies of any of the foregoing, provided that (i) the receiving Party may retain one copy of Confidential Information of the disclosing Party for archival purposes, and (ii) neither Party shall be required to return or destroy copies of the other Party’s Confidential Information stored on automatically created system back-up media.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS
     7.1. Mutual Representations. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:
          (a) It is duly organized and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
          (b) The execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate action on the part of such Party. Such Party has taken all other action required by applicable law, its certificate of incorporation or by-laws or any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party.
          (c) The execution and delivery of this Agreement, and the performance as contemplated hereunder, by such Party will not violate any applicable law.
          (d) Neither the execution and delivery of this Agreement nor the performance hereof by such Party requires such Party to obtain any permit, authorization or consent from any governmental authority (except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing-related approvals or similar approvals necessary for development, manufacture or commercialization of Licensed Products), or from any other person, and such execution, delivery and performance by such Party, including the granting of the licenses granted under this Agreement, will not result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party existing as of the Effective Date.
          (e) Neither Party nor any of its Affiliates has been debarred or is subject to debarment, and OPKO has not used in any capacity in connection with the development or manufacture of Licensed Product prior to the Effective Date, any person or entity who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.
     7.2. OPKO’s Representations and Warranties. OPKO hereby makes the following representations and warranties to TESARO as of the Effective Date:
          (a) OPKO has the right to grant to TESARO the rights and licenses described in this Agreement.
          (b) Exhibit C contains a complete and correct list of all existing OPKO Patent Rights.
          (c) To OPKO’s knowledge, no Third Party is infringing any of the OPKO Patent Rights identified on Exhibit C.
          (d) To OPKO’s knowledge, except as discussed with TESARO, the making, using or selling of a Licensed Product will not infringe any Third Party Patent Rights.
          (e) OPKO has not received any written notice of (i) any claim that any patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of Licensed Products in the Field, or (ii) any threatened claims or litigation seeking to invalidate or otherwise challenge the OPKO Patent Rights or OPKO’s rights therein.
          (f) OPKO’s rights to OPKO Patent Rights and OPKO Know-how are held free and clear of any liens, security interests and similar encumbrances.
          (g) None of the OPKO Patent Rights owned by OPKO are the subject of any pending re-examination, opposition, interference or litigation proceedings.
          (h) To OPKO’s knowledge, there have been no inventorship or ownership challenges with respect to any of the OPKO Compound Patent Rights.
          (i) The OPKO Patent Rights that are pending patent applications as of the Effective Date are being diligently prosecuted at the respective patent offices. To OPKO’s knowledge, the OPKO Patent Rights that are issued patents have been maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.
          (j) There are no agreements pursuant to which a Third Party has licensed to OPKO any OPKO Patent Rights or OPKO Know-how or pursuant to which OPKO or any of its Affiliates has otherwise acquired any OPKO Patent Rights or OPKO Know-how from a Third Party other than the Asset Purchase Agreement or other Third Party Agreements.
          (k) A complete list of material agreements to which OPKO or any of its Affiliates is a Party related to the development, manufacture, use or sale of Licensed Product or under which OPKO may otherwise be required to make payments to Third Parties related to this Agreement is attached as Exhibit F (the “Third Party Agreements”). OPKO will not amend, allow to terminate, or waive any of its rights or obligations under the Asset Purchase Agreement in a manner which would adversely impact the rights licensed to TESARO under this Agreement, except as approved in writing in advance by TESARO.
          (l) To OPKO’s knowledge, the research, development and manufacture of Licensed Product in the Territory on or before the Effective Date has been conducted by OPKO and its Affiliates and its subcontractors, in compliance (in all material respects) with all applicable laws.
          (m) Neither OPKO nor its Affiliates has received written notice from any Regulatory Authority threatening any proceedings with respect to the research, development or manufacture of any Licensed Product in the Field in the Territory.
          (n) To OPKO’s knowledge, OPKO has not intentionally withheld any material information relating to the subject matter of this Agreement.
     7.3. No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATIONS AND NEITHER PARTY EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY LICENSED PRODUCT), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OPKO MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF THE OPKO PATENT RIGHTS OR OPKO KNOW HOW, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING OR NOT INFRINGING THE OPKO PATENT RIGHTS OR OPKO KNOW HOW COVERED BY THIS AGREEMENT. TESARO DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT, IF COMMERCIALIZED, ANY PARTICULAR SALES LEVEL WILL BE ACHIEVED.
ARTICLE VIII
INDEMNIFICATION
     8.1. Indemnification by TESARO. TESARO will indemnify, hold harmless, and defend OPKO, its Affiliates, and their respective directors, officers, employees and agents (the “OPKO Indemnitees”) from and against any and all damages, liabilities, costs, expenses and amounts paid in settlement (collectively, “Losses”) incurred in connection with any Third Party claim arising out of or resulting from, directly or indirectly; (i) any breach of, or inaccuracy in, any representation or warranty made by TESARO in this Agreement, or any breach or violation of any term of this Agreement by TESARO; (ii) the negligence or willful misconduct of TESARO, its Affiliates and their respective Sublicensees, and their respective directors, officers, employees and agents; and (iii) the research, development, manufacture, commercialization, or use of Licensed Product by TESARO and its Affiliates and Sublicensees in the Territory in the Field under this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, TESARO will have no obligation to indemnify the OPKO Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by OPKO in this Agreement; any breach or violation of any term of this Agreement by OPKO; the negligence or willful misconduct of any of the OPKO Indemnitees or any other Losses as to which OPKO is obligated to indemnify TESARO under Section 8.2.
     8.2. Indemnification by OPKO. OPKO will indemnify, hold harmless, and defend TESARO, its Affiliates and their respective directors, officers, employees and agents (the “TESARO Indemnitees”)

from and against any and all Losses incurred in connection with any Third Party Claim arising out of or resulting from, directly or indirectly, (i) any breach of, or inaccuracy in, any representation or warranty made by OPKO in this Agreement, or any breach or violation of any term of this Agreement by OPKO; (ii) the negligence or willful misconduct of any OPKO Indemnitee; (iii) the research, development, manufacture or use of Licensed Product by or on behalf of OPKO or any of its Affiliates prior to commencement of the Term; or (iv) the research, development, manufacture, commercialization, or use of Licensed Product by OPKO or any of its Affiliates or licensees (other than TESARO) or any other activities of OPKO and its Affiliates and licensees (other than TESARO) outside the Field. Notwithstanding the foregoing, or anything in this Agreement to the contrary, OPKO will have no obligation to indemnify the TESARO Indemnitees for any Losses as to which TESARO is obligated to indemnify OPKO under Section 8.1.
     8.3. Indemnification Procedure. In the event of any such claim against any TESARO Indemnitee or OPKO Indemnitee (individually, an “Indemnitee”), the indemnified Party shall promptly notify the other Party in writing of the claim and the indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The indemnified Party will cooperate with the indemnifying Party and may, at the indemnifying Party’s option and expense, be represented in any such action or proceeding. The indemnifying Party will not be liable for any settlements, litigation costs or expenses incurred by any Indemnitee without the indemnifying Party’s prior written authorization. Notwithstanding the foregoing, if the indemnifying Party believes that any of the exceptions to its obligation of indemnification of the Indemnitees set forth in this Article 8 may apply, the indemnifying Party will promptly notify the Indemnitees, who shall then have the right to be represented in any such action or proceeding by separate counsel at their expense; provided that the indemnifying Party will be responsible for payment of such expenses if the Indemnitees are ultimately determined to be entitled to indemnification from the indemnifying Party.
     8.4. Limitation of Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT. NOTHING IN THIS SECTION 8.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.
     8.5. Insurance. During the Term and for a period of at least **** years after the last commercial sale of a Licensed Product in the Field under this Agreement, TESARO will maintain insurance, with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, including, commencing immediately prior to the first human clinical trial, product and clinical trial liability insurance of at least **** per occurrence and **** in the aggregate on a worldwide basis.
ARTICLE IX
TERM AND TERMINATION
     9.1. Term. This Agreement will become effective as of the Effective Date, and will continue in full force and effect until the last to expire Royalty Term and Japan Income Sharing Term, unless earlier terminated in accordance with this Article IX (“Term”). Upon expiration of the Term under the preceding sentence (but not earlier termination of this Agreement) the licenses granted to TESARO under Section 2.1 will convert to perpetual, fully paid-up, non-royalty-bearing licenses with the same scope as set forth in such Section.
     9.2. Termination for Convenience. TESARO will have the right to terminate this Agreement at any time and for any reason upon at least three (3) months’ prior written notice to OPKO.

     9.3. Termination for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in material breach of its obligations hereunder, and has not cured such material breach within sixty (60) days after written notice describing the nature of such material breach is provided to the breaching Party.
     9.4. OPKO Termination. To the extent permitted by applicable law, OPKO may terminate this Agreement by giving written notice of termination to TESARO within thirty (30) days of the filing of bankruptcy or bankruptcy of TESARO or the making by TESARO of any assignment for the benefit of creditors. Termination shall be effective upon the date specified in such notice.
     9.5. Effect of Termination.
          (a) Pre-Termination Obligations; Transfer of Information and Filings. Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. TESARO shall remain obligated to provide an accounting for and to pay Royalties earned. In the event of termination, (i) the licenses granted hereunder shall terminate; (ii) TESARO shall have no further right under OPKO Patent Rights or OPKO Know-how to develop, manufacture or market the Licensed Product or any product containing Licensed Product for use in the Field, or otherwise to use the OPKO Patent Rights or OPKO Know How; (iii) all rights granted hereunder shall revert to OPKO for the benefit of OPKO; and (iv) TESARO shall, as promptly as practicable, transfer to OPKO or OPKO’s designee: (a) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Marketing Approvals and pricing and reimbursement approvals) relating to the development, manufacture or commercialization of the Licensed Product in the Field and all product trademarks then being used in connection with Licensed Product, other than TESARO’s corporate trademarks; and (b) all safety data and other adverse event data in TESARO’s possession or Control. In addition, OPKO shall have the right to purchase all API and Licensed Product in TESARO’S possession or control at **** or Licensed Product (other than **** pursuant to this Agreement, which will be ****). Notwithstanding the foregoing, TESARO shall be entitled to sell any completed inventory of Licensed Product which remain on hand as of the date of the termination, and to sell new inventory to the extent necessary to satisfy its contractual and legal obligations, so long as TESARO pays to OPKO the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement; provided that no sales shall be permitted after the expiration of six (6) months after the date of termination. TESARO will execute all documents and take all such further actions, as may be reasonably requested by OPKO in order to give effect to the preceding sentences as soon as practicable.
          (b) License Grant. In the event of termination of this Agreement by OPKO under Section 9.3 or 9.4 or termination by TESARO under Section 9.2, TESARO will be deemed to have granted to OPKO a royalty-bearing (but solely to the extent set forth below), worldwide, exclusive, sublicensable, license under any TESARO Improvement Patent Rights and TESARO Improvement to the extent necessary or reasonably useful to manufacture, market, sell or use Licensed Product in the Field in the Territory and solely for such purpose. Except in the event of termination by OPKO under Section 9.3 or 9.4, OPKO will pay to TESARO a royalty on the sale of any Licensed Product in the Field that incorporates a TESARO Improvement and is Covered by a Valid Claim of a TESARO Improvement Patent Right, as follows:

Development Stage as of Date of Termination	Royalty Rate
After the first NDA filing of a Licensed Product in the US or EU but prior to first commercial sale of a Licensed Product in the US or EU	****
After first commercial sale of a Licensed Product in the US or EU	****

          In addition, in the event TESARO or any of its Affiliates or Sublicensees is required to make payments to any Third Party by reason of the licenses granted to OPKO under this paragraph (b) and based on the development, manufacture or sale of Licensed Product by or on behalf of OPKO or any of its Affiliates or sublicensees, OPKO will pay such amounts due by TESARO or any of its Affiliates or Sublicensees to such Third Party by reimbursing TESARO or paying such amounts directly to such Third Party, as directed by TESARO, in each case based on supporting documentation provided by TESARO. OPKO may elect not to accept the grant of the license to TESARO Improvement Patent Rights upon thirty (30) days written notice to TESARO from the date of termination.
     9.6. Survival. Any expiration or termination of this Agreement will be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including payment obligations arising prior to such expiration or termination. The provisions of Articles VI, VIII, IX, X and XI will survive any expiration or termination of this Agreement and all other provisions contained in this Agreement that by their explicit terms survive expiration or termination of this Agreement, will survive. Except as set forth in this Article IX, upon termination or expiration of this Agreement all other rights and obligations of the Parties under this Agreement terminate.
ARTICLE X
DISPUTE RESOLUTION
     10.1. Continuance of Rights and Obligations During Pendency of Dispute Resolution. If there are any disputes in connection with this Agreement, including disputes related to termination of this Agreement under Article IX, all rights and obligations of the Parties shall continue until such time as any dispute has be resolved in accordance with the provisions of this Article X.
     10.2. Referral of Unresolved Matters to Senior Executives. In the event that the Parties are unable to resolve a dispute within fifteen (15) days from the date such dispute is first brought to the other Party’s attention, the matter shall be referred to a senior executive of each Party to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral.
     10.3. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement which the Parties have not resolved under Section 10.2, will be decided by arbitration in accordance with the Rules of the American Arbitration Association for Commercial Arbitration in effect at the time the dispute arises, unless the Parties hereto mutually agree otherwise. To the extent such rules are inconsistent with this provision, this provision will control. The following rules will apply to any such arbitration:
          (a) Any demand for arbitration must be made in writing to the other Party.
          (b) There will be three arbitrators, one of whom shall be appointed by each party and a third of whom shall be the chairman of the panel and be appointed by mutual agreement of the two arbitrators appointed by the Parties. If the two arbitrators cannot agree on the appointment of the third arbitrator within thirty (30) days, then the AAA shall select the arbitrator. Any arbitration involving patent rights, other intellectual property rights or intellectual property will be heard by arbitrators who are expert in such areas.
          (c) The arbitration will be held in the State of Delaware, or such other place as the Parties agree. The arbitrators will apply the substantive law of the State of Delaware in accordance with Section 11.1, without regard to conflicts of laws and except that the interpretation and enforcement of this arbitration provision will be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et. seq.
          (d) Neither Party will have the right independently to seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. There shall be a stenographic record of the proceedings. The decision of the arbitrators will be final and binding upon both Parties. The arbitrators will render a written opinion setting forth findings of fact and conclusions of law.
          (e) The expenses of the arbitration will be borne by the Parties in proportion as to which each Party prevails or is defeated in arbitration. Each Party will bear the expenses of its counsel and other experts.
     10.4. Equitable Relief. Notwithstanding anything to the contrary, each of the Parties hereby acknowledges that a breach of their respective obligations under this Agreement may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. Each of the Parties hereby agrees that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party shall have the right, through the arbitration process described in Section 10.3, to seek equitable relief to enforce the provisions of this Agreement.
ARTICLE XI
MISCELLANEOUS
     11.1. Governing Law and Jurisdiction. The validity, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
     11.2. Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term, other than an obligation to make payments hereunder, when such failure or delay is caused by or results from fire, floods, embargoes, government regulations, prohibitions or interventions, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God or any other cause beyond the reasonable control of the affected Party to anticipate, prevent, avoid or mitigate (a “Force Majeure Event”); provided that (i) the affected Party provides prompt written notice to the other Party of such failure or delay, (ii) the affected Party uses Commercially Reasonable Efforts to mitigate the effects of the Force Majeure Event, and (iii) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure Event if it arises from a failure of TESARO or OPKO to comply with applicable laws.
     11.3. Further Assurances. Each Party hereto agrees to perform such acts, execute such further instruments, documents or certificates, and provide such cooperation in proceedings and actions as may be reasonably requested by the other Party in order to carry out the intent and purpose of this Agreement.
     11.4. Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed to have been properly given if delivered in person by a internationally recognized overnight courier, or by fax (and promptly confirmed by overnight courier), to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time during the Term.
     In the case of TESARO:
TESARO, Inc.
309 Waverley Oaks Rd., Suite 101
Waltham, MA 02452
Attention: Chief Financial Officer
Fax No.: 339-469-8966

With a copy to:
Anne Marie Cook
Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Fax No.: 617-248-4000
In the case of OPKO:
OPKO Health Inc.
4400 Biscayne Blvd.
Miami, FL 33137
Attention: Executive Vice President
Fax No.: 305-575-6444
With a copy to: Deputy General Counsel
     11.5. Assignment. This Agreement may not be assigned or otherwise transferred by either Party, without the written consent of the other Party such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement, in whole or in part, (i) to any of its Affiliates, and (ii) to a Third Party successor or purchaser of all or substantially all of its business or assets to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction, provided that, (i) the Third Party successor or purchaser provides written notice to the other Party that such Third Party agrees to be bound by the terms of this Agreement, and (ii) OPKO will not assign this Agreement unless the assignee is also assigned ownership owns or Controls of the OPKO Patent Rights and OPKO Know-how. Any purported assignment in violation of this Section 11.5 will be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
     11.6. Affiliate Performance. Any obligation of TESARO under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at TESARO’s sole and exclusive option, either by TESARO directly or by any Affiliate or Sublicensee of TESARO that TESARO causes to satisfy, meet or fulfill such obligation, in whole or in part.
     11.7. Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but only by a written instrument duly executed by both Parties hereto.
     11.8. Entire Agreement. This Agreement, along with all schedules and exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral. Each Party confirms that it is not relying on any representations, warranties or covenants of the other Party except as specifically set out in this Agreement.
     11.9. No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other Persons.
     11.10. Waiver. The failure of a Party to enforce at any time for any period any of the provisions of this Agreement will not be construed as a waiver of such provisions or of the rights of such Party thereafter to enforce each such provision.
     11.11. No Implied Licenses. Except as expressly and specifically provided under this Agreement, the Parties agree that neither Party is granted any implied rights to or under any of the other

Party’s current or future patents, trade secrets, copyrights, moral rights, trade or service marks, trade dress, or any other intellectual property rights.
     11.12. Relationship of the Parties. The Parties agree that their relationship established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided in this Agreement, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.
     11.13. Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction in a final unappealable order because it is invalid or conflicts with any law of any relevant jurisdiction, then such provision will be inoperative in such jurisdiction and the remainder of this Agreement shall remain binding upon the Parties hereto.
     11.14. Interpretation.
          (a) General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.
          (b) Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
          (c) Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.
          (d) Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
          (e) Schedules and Exhibits. All Schedules and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
          (f) Person References. References to any Person include the successors and permitted assigns of that Person.
          (g) References to Parts of this Agreement. References to Articles, Sections, Schedules, and Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement unless otherwise specified.
          (h) Other Definitional and Interpretative Provisions. The words “hereof’, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” is used in the inclusive sense (and/or). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
          (i) Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (j) Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.
     11.15. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same document.
[Signature Page Follows]

     IN WITNESS WHEREOF, TESARO and OPKO have caused this Agreement to be duly executed by their authorized representatives under seal, in duplicate on the Effective Date.

TESARO, Inc.
By:
Name:
Title:

OPKO Health, Inc.
By:
Name:
Title:

Exhibit A
Description of SCH 619734 (Rolapitant)
Chemical Structure of Rolapitant:

Exhibit B
Description of SCH 900978
Chemical Structure of SCH 900978:

Exhibit C
OPKO Patent Rights
[Attached]

Monday, November 22, 2010		Page 1 of 28
Patent Status by Division
Division: OPKO OPKO
Docket			Status	Application Number	Filing Date
Country	SubCase	Case Type	Division Reference	Patent Number	Issue Date	Next Action(s)	Due Date(s)
****

Monday, November 22, 2010	Report Selection	Page 2 of 28 Record Count: 187

Sort Order: by Division	Print Remarks?: No

Print Inventors?: No

Print Abstract: No

Actions Due: All

	Filing Date:	From:	To:
Docket Number:	Status Code: All

Division: OPKO		Case Type(s):	Status(es):

Agent:

Attorney:

Assignee:

Country:

Area:

Inventor:

Exhibit D
Technology Transfer Plan
[Attached]

TECHNOLOGY TRANSFER PLAN
This Technology Transfer Plan is an exhibit to the Exclusive License Agreement entered into between TESARO, Inc. (“TESARO”) and OPKO Health, Inc. (“OPKO”) (the “Agreement”), and is incorporated by reference into the Agreement. Capitalized terms used in this Technology Transfer Plan will have the meaning set forth in the Agreement.
Part A -General
1. Technology Transfer Services. OPKO will transfer to TESARO (or TESARO’s designees) all OPKO Know How and related technical information, and provide such support, as is reasonably necessary to enable TESARO to assume responsibility for the research, formulation, development, testing and manufacture of Licensed Product, and, during the period commencing on the Effective Date and continuing until the later of the completion of all Technical Transfer Services (as defined below) or **** from the Effective Date (such period being hereafter referred to as the “Transfer Period”), will provide reasonable ongoing assistance to TESARO in connection with such transfer and use of the OPKO Know-how. In connection with the foregoing, OPKO will perform the activities set forth in Parts Band C of this Technology Transfer Plan (the “Technology Transfer Services”). In addition, during the Transfer Period, OPKO will make its personnel reasonably available to TESARO to respond to questions related to the OPKO Know-how in connection with any of the activities described in this Technology Transfer Plan, and will provide such ongoing support and assistance as TESARO may reasonably request in the transition of development and manufacturing responsibility for Licensed Products to TESARO. TESARO acknowledges that OPKO and OPKO personnel were not involved in the discovery, manufacture, formulation, sourcing, research or development of the Licensed Product or any API and have only gained information relating to the Licensed Product in connection with the Asset Purchase Agreement and its research and development efforts undertaken since the consummation of the Asset Purchase Agreement in November 2009, much of which has been undertaken through the assistance of Third Party consultants. OPKO intended to use Third Parties for, and therefore had not engaged in, the development or formulation of dosage forms or the manufacture of drug product or API in support of the clinical development program or commercialization of Licensed Product. Accordingly, OPKO’s efforts, support and assistance and TESARO’s expectations under this Technology Transfer Plan must be considered in light of OPKO’ s limited level of expertise, knowledge and familiarity with Licensed Product. Additionally, in making the decision to enter into the Exclusive License Agreement, TESARO has conducted its own independent investigation, review and analysis of the Licensed Product, OPKO Patent Rights and OPKO Know-how, and has had complete access to all of OPKO’s files, information, materials and data, and records relating to the Licensed Product. In connection with the foregoing, at the request of TESARO, OPKO will seek the assistance of Merck & Co., Inc. to the extent such support continues to be available under Section 2.5 of the Asset Purchase Agreement, and any other Third Party support, as specified in paragraph 2 of this Part A. To the extent information, data or materials referred to in this Technology Transfer Plan are not in the possession of OPKO, or cannot be obtained from Merck under the Asset Purchase Agreement pursuant to OPKO’s rights thereunder, OPKO will have no obligations hereunder or in the Agreement to provide or transfer such requested information, data or materials. Notwithstanding anything herein to the contrary, this Technology Transfer Plan will not be considered a limitation on, or a narrowing of, the obligations of either Party under the Agreement.
2. Third Party Support. If any materials or information to be provided under this Technology Transfer Plan or otherwise under the Agreement are in the possession or control of Merck & Co., Inc. or any other Third Party who provided services to OPKO, OPKO will use Commercially Reasonable Efforts to obtain such materials and information from Merck & Co., Inc. or such other Third Party, as the case may be. In the case of materials and information in the possession or control of Merck & Co., Inc., “Commercially Reasonable Efforts” under the preceding sentence will include an obligation on the part of

1

OPKO to enforce its rights under the Asset Purchase Agreement. With respect to any provision under this Technology Transfer Plan requiring OPKO to provide support or information from, or access to, personnel, OPKO will, at the request of TESARO, arrange for, and facilitate, direct communication between TESARO and any Third Party who was responsible for generating or implementing the applicable OPKO Know-how. In particular, and especially with respect to the development, implementation, transfer, provision or explanation of production manufacturing or formulation processes for API or drug substance (for which OPKO has no direct knowledge), OPKO will, within ten (10) days of the Effective Date, send written notice to Merck & Co., Inc. under which OPKO shall specify TESARO as its designee under Section 2.5 of the Asset Purchase Agreement and authorizing Merck & Co., Inc. to provide information, support and assistance to TESARO to the same extent as available to OPKO under Section 2.5 of the Asset Purchase Agreement.
3. Technical Transfer Team. Commencing as of the Effective Date, the Parties will form a technical transfer team (the “Technical Transfer Team”) comprised of the functions and individuals identified below to coordinate and oversee the Technology Transfer Services.

OPKO Representatives
Functional Area Represented	Role	Initial Designee
Team Leader	Act as primary interface with respect to OPKO’s technology transfer activities	****

Regulatory	Implement transfer of the INDs, IMPDs and correspondence with health authorities	****

Clinical Research	Address questions related to completed clinical studies and those under planning or in start-up; oversee transfer of all clinical data (including but not limited to efficacy, safety, PK, ECG and pharmacovigilence), study documentation, safety reports, advisory meeting minutes, and inventoried biospecimens	****

Chemistry, Manufacturing, and Controls	Oversee transfer of all pharmaceutical development data, technical and manufacturing documentation and inventoried non-GMP and GMP materials (Role is inclusive of API, starting materials, raw materials, retains, and stability programs in OPKO’s possession or control)	****

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OPKO Representatives
Functional Area Represented	Role	Initial Designee
Preclinical Research	Address questions related to completed nonclinical studies and those under planning or in start-up; oversee transfer of all nonclinical data, study documentation and inventoried specimens (Role is inclusive of all toxicology, pharmacology, and pharmacokinetic and other preclinical activities)	****

Analytical Methods	Oversee transfer of all clinical, nonclinical and pharmaceutical analytical method development reports, final SOPs and associated reference standards	****

Quality	Oversee transfer of all quality audit and inspection reports, quality release documentation and other all associated quality memorandums in support of completed and planned development activities	****

General	Oversee transfer of all agreements, if any, to be assigned; transfer of any general program information and commercial information; and transfer of project team meeting minutes	****

Commercial	Oversee transfer of all market survey data and reports	****

IT (electronic files)	Information transfer	****

Patents	Oversee transfer of OPKO Patent Rights	****

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TESSARO Representatives
Functional Area Represented	Role	Initial Designee
Team Leader	Act as primary interface with respect to TESARO activities under Technology Transfer Plan	****

Regulatory	Receipt of IND and other regulatory docs	****

Clinical Research	Oversee receipt of technology related to clinical development	****

Chemistry, Manufacturing and Controls	Oversee receipt and implementation of technology related to TESARO’s CMC efforts and activities	****

Preclinical Research	Oversee receipt of technology transfer related to preclinical research activities	****

Analytical Methods	Act as primary interface with respect to transfer of analytical methods	****

Quality	Act as primary interface with respect to quality matters	****

General	Oversee transfer of all agreements, if any, to be assigned; transfer of any general program information and commercial information; and transfer of project team meeting minutes	****

Commercial	Act as primary interface	****

IT	Oversee information transfer	****

Patents	Oversee transfer of OPKO Patent Rights	****
Either Party may replace its representatives on the Technical Transfer Team, provided that the OPKO representatives on the Technical Transfer Team will have comparative level of expertise, knowledge and familiarity with Licensed Product to the listed representative.
The responsibilities of the Technical Transfer Team will include, but not be limited to the following:
a.	Establish a complete and reasonably detailed accounting of all materials, samples, documents, data, contracts, CD/DVDs and other electronic files that constitute the technical information embodying the OPKO Know-how, and assist in the complete and accurate transfer of all items to TESARO and/or any of TESARO’S designees. Provide reasonable explanation to TESARO and/or any of TESARO’S designees how items are related, filed, and what supportive software programs are required to enable any of the electronic files and data sets.
b.	Facilitate the reasonable assistance of OPKO’s then current employees and reasonable access to its other internal resources and to Third Parties who generated or possess or control OPKO Know-how, to provide TESARO and/or any of TESARO’s designees with a reasonable level of technical assistance and consultation in connection with the transfer of the OPKO Know-

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how to TESARO and/or any of TESARO’S designees, including the provision and explanation, upon request, to TESARO and/or any of its designees of all relevant technology, materials, reports, data, documents and materials describing or embodying the OPKO Know How.
c.	Facilitate the provision and explanation to TESARO and/or any of TESARO’s designees, of all production outlines, materials sourcing, specifications, and testing, standard testing requirements (release, in process, characterization and stability), standard operating procedures (e.g. analytical testing, equipment cleaning), technology, documents (e.g. Certificates of Analysis, Specifications, technical reports, development reports and memorandums, Material Safety Data Sheets, qualification and validation reports, master manufacturing batch records, executed batch records), data, notebooks or other information that constitutes the OPKO Know-how for manufacture of starting materials, API and Licensed Product and intermediates of any of the foregoing.
d.	Facilitate the development and implementation of a technology transfer protocol for the transfer of the manufacturing process (including in-process methods) and formulation process for API, final drug substance and final drug product for the Licensed Products to TESARO and/or its designees.
e.	Implement transfer of clinical drug assay methodologies and know-how for the Licensed Products, including parent and metabolites, inventoried samples and completed or partial analyses (e.g. toxicokinetics, pharmarcokinetics) to TESARO and/or its designees.
f.	Implement transfer of all regulatory filings and sponsor of the INDs as promptly as practicable following the Effective Date.
g.	Establish a plan for and implement transfer of all electronic data and confirmation of data integrity and completeness and accuracy following transfer.
h.	Introduce TESARO and/or any of TESARO’S designees, at TESARO’s request, to consultants, contractors or other vendors currently engaged or involved in future planning activities related to the Licensed Products.
i.	Implement transfer to TESARO’s designee all patent files related to OPKO Patent Rights in accordance with Section 5.1 of the License Agreement as necessary to allow TESARO to assume prosecution and maintenance of such OPKO Patent Rights without any loss of rights in the transition.
4. Costs. **** associated with technology transfer activities to be provided under this Technology Transfer Plan, including, but not limited to the ****. To the extent any Technology Transfer Services to be provided under this Section require external resources, including consultation with Third Party consultants, **** of such external resources, provided that such activities and costs are expressly set forth in this Technology Transfer Plan or are otherwise approved in writing in advance by ****.
Part B -Activities.
The activities to be performed by OPKO under this Technology Transfer Plan, by technical area, are as follows:

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Function	Service to be Provided by OPKO	Comments
Technical Operations	OPKO shall provide the reasonable assistance of OPKO’s then current employees and reasonable access to its other internal resources to provide TESARO (and/or TESARO’s designees)with a reasonable level of technical assistance and consultation in connection with the transfer and implementation of OPKO Know How to TESARO, including the provision and explanation, on request, to TESARO and its Affiliates of all technology, electronic files, materials, reports, data, documents, standard testing requirements, standard operating procedures, notebooks and materials describing or embodying the OPKO Know How. TESARO will be given the reasonable opportunity to meet with, and receive assistance and services of, the OPKO’s knowledgeable personnel in connection with TESARO gaining competent knowledge of the contents of the OPKO Know How and OPKO’s activities related to Licensed Product. As stated above, OPKO personnel were not involved in the discovery, manufacture, formulation, sourcing, research or development of the Licensed Product or any API and have only gained information relating to the Licensed Product in connection with the Asset Purchase Agreement and its research and development efforts undertaken since the consummation of the Asset Purchase Agreement in November 2009, much of which has been undertaken through the assistance of Third Party consultants. OPKO intended to use Third Parties for, and therefore had not engaged in, the development or formulation of dosage forms or the manufacture of drug product or API in support of the clinical development program or commercialization of Licensed Product. OPKO will seek the assistance of Merck & Co., Inc. to the extent such support continues to be available under Section 2.5 of the Asset Purchase Agreement to provide the Technical Operations Support, including discussion with appropriate Merck & Co., Inc. personnel, as outlined in the Technical Transfer Services included as Schedule 2.5 to the Asset

Purchase Agreement, to:

•	Identify the identity and location of all archived development samples for transfer to TESARO and/or TESARO designees

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Function	Service to be Provided by OPKO		Comments
	•	Discuss regulatory files and correspondence with regulatory authorities, including an outline of open obligations

	•	Discuss the rationale of Phase 3 dose and formulation and clinical utility of the current IV formulation. Personnel shall also identify the identity and location of all archived study samples for transfer to TESARO and/or TESARO designees.

	-	Discuss key completed toxicology studies including but not limited to carcinogenicity studies, oral chronic toxicology, development and reproductivity studies, and IV studies, as well as safety pharmacology studies,. Personnel shall also identify the identity and location of all archived study samples for transfer to TESARO and/or TESARO designees.

	-	Discuss past and current research and development efforts specific for the Licensed Product, including the status of study reports, data and analyses for each study completed as well as available biospecimens for transfer to TESARO and/or TESARO designees.

	-	Assist in the transfer of the current bioanalytical methods to TESARO and/or any of TESARO’S designees, as well as available biospecimens for transfer to TESARO and/or TESARO designees.

	-	Provide relevant information particularly audit reports related to the Licensed Products to ensure all studies were conducted in accordance with GLP, GMP & GCP, to provide certification that appropriate storage conditions for all inventoried materials has been met at all locations of storage and during all periods of transit, and to provide appropriate documentation to support the chain of custody to OPKO and then to TESARO and/or any of TESARO’S designees.

	-	IT personnel to discuss format, systems utilized and transfer of nonclinical, clinical and CMC data.

(Note: all such meetings and communication will be coordinated through the Team Leaders).

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Function	Service to be Provided by OPKO	Comments
Regulatory Services	OPKO and TESARO shall establish a prompt communication and interaction process to ensure the orderly transfer of all regulatory filings related to Licensed Product (“Regulatory Filings”) as promptly as practicable following the Effective Date. Within thirty (30) days following the Effective Date, or as otherwise agreed by the Parties, the Parties shall file with the FDA and any other applicable Regulatory Authority, such information as may be required to transfer the Regulatory Filings from OPKO to TESARO. Both OPKO and TESARO agree to use Commercially Reasonable Efforts to take any actions required by the FDA or other applicable Regulatory Authority to affect the transfer of the Regulatory Filings to TESARO.

Manufacturing Process	Seek the assistance of Merck & Co., Inc. under Section 2.5 of the Asset Purchase Agreement towards the development and implementation of a technology transfer protocol for the transfer of the manufacturing process (including in-process methods) and formulation process for API and formulated drug substance for the Licensed Product to TESARO and/or its designees.

Seek the assistance of Merck & Co., Inc. under Section 2.5 of the Asset Purchase Agreement to provide training to TESARO and/or TESARO’S designees in the manufacturing and testing of the Licensed Product.

Intellectual Property	OPKO shall transfer to TESARO responsibility for filing and prosecuting any patent applications and patents included in the OPKO Patent Rights and maintaining any patents included in the OPKO Patent Rights, and shall (a) execute any legal documents, such for recordation in any U.S. or foreign offices or agencies, to evidence TESARO’s control of prosecution and maintenance of the applicable OPKO Patent Rights, (b) performing all reasonable actions that may be necessary or useful to complete the assignment to TESARO of such responsibilities, and (c) provide reasonable cooperation to TESARO in connection with such activities in accordance with Section 5.1 of the Exclusive License Agreement.
Part C-Technology Transfer Schedule.
The schedule for performance of certain specified Technology Transfer Services and form of transfer of certain OPKO Know-how are set forth in the Table I below (the “Technology Transfer Schedule”). The

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Parties’ representatives comprising the Technical Transfer Team will have the ability, by mutual written agreement of the Team Leaders from both Parties, to modify in writing the Technology Transfer Schedule, provided that no such modification shall amend the terms of the Agreement other than to specifically amend the timelines and format set forth in the Technology Transfer Schedule unless both Parties agree in writing to amend this Agreement in accordance with Section 11.7 of the Agreement.

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Table 1
Technology Transfer Schedule

Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
Records related to Licensed Product in the Data Room	OPKO will provide within **** calendar days of the Effective Date	To be delivered in such form as currently exists via commercial carrier.	Will contain the entire contents of the data room that was available to TESARO during due diligence.

IND 77,044	OPKO will provide within **** calendar days of the Effective Date	To be delivered on CD or DVD via commercial carrier.	**** which shall, in no event, be greater than 60 calendar days after the Effective Date.

IND 72,754	OPKO will provide within **** calendar days of the Effective Date	To be delivered on CD or DVD via commercial carrier.	**** which shall, in no event, be greater than 60 calendar days after the Effective Date.

Regulatory Documents

• ****	To be delivered within **** days of the Effective Date.	Hard copy (and electronic as may be available) of all correspondence to and from regulatory agencies and attachments arranged in chronological order. The original IND and IMPD to be delivered on CD or DVD.

Pharmacovigilance

• ****	To be transferred to TESARO within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier	****

Discovery Biology

• ****	To be delivered within **** days of the Effective Date.	To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process.

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
Drug Metabolism & Pharmacokinetics

• ****	• To be delivered within **** days of the Effective Date. •	• To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

Drug Safety

• ****	• To be delivered within **** days of the Effective Date.	• To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

****	• To be delivered within **** days of the Effective Date.	• To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
• ****	To be delivered within **** days of the Effective Date.	To be delivered on CD or DVD as electronic transport file via commercial carrier	Software that may be required to access the data will need to be specified by OPKO.

Early Clinical Research & Experimental Medicine

• ****	• To be delivered within **** days of the Effective Date.	• To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

• ****	To be delivered within **** days of the Effective Date.	To be delivered on CD or DVD as a SAS transport file via commercial carrier	Software that may be required to access the data will need to be specified by OPKO.

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
Clinical Research

• ****	****

-     To be delivered within **** calendar days of the Effective Date

****

•     To be delivered within **** calendar days of the Effective Date

****

•     To be delivered within **** calendar days of the Effective Date.
		• To be delivered on CD or DVD via commercial carrier • Delivery conditions to be specified per sample requirements	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD as a SAS transport file via commercial carrier	Software that may be required to access the data will need to be specified by OPKO.

Chemistry, Manufacturing, and Controls

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier	If hard copy signatures were obtained for final report, the original signed report should be provided. Should include any draft reports that may be in process, as well as associated raw data analyses.

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier	****

•

Occupational & Environmental Toxicology

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

Market Research	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

• ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD via commercial carrier

Physical chemical inventory

API ****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements	****

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

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Delivery Time (or such later
OPKO Know-how	time as TESARO may request)	Delivery Method	Discussion/Comments
****	To be delivered within **** calendar days of TESARO providing OPKO with the shipping instructions and location, or as otherwise agreed by the parties.	OPKO will ship via commercial carrier under appropriate sample storage and control conditions per sample requirements

Samples

****	At TESARO’s direction, to be provided with **** days of the Effective Date or retained by OPKO	Delivery conditions to be specified per sample requirements

OPKO Patent Rights

All **** (whether **** prosecution counsel relating to any or all OPKO Patent Rights, all **** tile each issued patent under the OPKO Patent Rights).	Transfer of the patent portfolio will occur within **** calendar days of the Effective Date	To be delivered on CD or DVD or hard copy via commercial carrier

Notebooks or all other relevant data or material (even draft form).

Originals or copies of ****	To be delivered within **** calendar days of the Effective Date.	To be delivered on CD or DVD or hard copy via commercial carrier	Materials will need to be redacted for information not relevant to the OPKO Know How.

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Exhibit E
Form of Press Release
[Attached]

FOR IMMEDIATE RELEASE
TESARO and OPKO Health Sign Exclusive License Agreement for Rolapitant
•	Rolapitant is a Phase III-ready neurokinin-l (NK-l) receptor antagonist in development for chemotherapy induced nausea and vomiting (CINV)

•	TESARO responsible for worldwide development and commercialization of rolapitant
Boston, MA and Miami, FL -December 13, 2010 -TESARO, Inc. and OPKO Health, Inc. (NYSE Amex:OPK), today announced that they have signed a definitive agreement granting TESARO exclusive rights to the development, manufacture, commercialization and distribution of rolapitant and a related compound. Rolapitant is a potent and selective neurokinin-1 (NK-1) receptor antagonist with an extended plasma half-life that has the potential to improve the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy. Rolapitant, which is Phase III ready, demonstrated promising efficacy in Phase II testing for prevention of nausea and vomiting in patients undergoing highly emetogenic chemotherapy.
Under the terms of the agreement, OPKO will acquire an approximately 10% equity investment in TESARO. OPKO is eligible for payments of up to over $120 million, including an up-front payment and additional payments based upon achievement of specified regulatory and commercialization milestones; in addition, OPKO will receive tiered royalties on sales. Under the agreement, OPKO and TESARO will share future profits from the commercialization of licensed products in Japan and OPKO will have an option to market the products in Latin America.
“TESARO is very pleased to announce this agreement with OPKO and to advance the development of this important product candidate, rolapitant,” said Lonnie Moulder, Chief Executive Officer of TESARO. “Our leadership team has a deep understanding of the unmet need that still exists in oncology supportive care, given our successful commercialization of the market-leading therapy for CINV prevention at the helm of MGI PHARMA. We believe that rolapitant is a differentiated product with great potential to help cancer patients undergoing chemotherapy.”

TESARO was co-founded by former executives of MGI PHARMA, an oncology and acute-care focused specialty biopharmaceutical company that Eisai Co., Ltd. acquired in 2008 for $3.9 billion. While at MGI PHARMA, TESARO executives led the clinical development and commercialization of numerous drugs, including commercialization of Aloxi® (palonosetron HCI), the leading drug in the 5-HT3 receptor antagonist class for prevention of CINV.
“We are pleased to complete this important transaction and look forward to seeing rolapitant progress towards registration in key markets throughout the world,” said Phillip Frost, M.D., OPKO’s Chairman and Chief Executive Officer. “The TESARO team’s successful experience with the development and commercialization of oncology supportive care products will be of special benefit in making rolapitant a commercial success.”
About Rolapitant:
Rolapitant, a potent and selective neurokinin-1 (NK-1) receptor antagonist with an extended plasma half-life, has completed Phase II clinical testing for prevention of chemotherapy induced nausea and vomiting indications. NK-1 receptors are highly concentrated in the brain and bind substance P, a neurokinin that elicits an emetogenic response. Activation ofNK-1 receptors plays a central role in nausea and vomiting induced by emetogenic cancer chemotherapy.
About Chemotherapy Induced Nausea and Vomiting (CINV):
CINV is estimated to afflict over 70% of cancer patients undergoing chemotherapy and, if not prevented, may possibly result in a delay or even discontinuation of chemotherapy treatment. NK-1 receptor antagonists have been demonstrated to improve the management of nausea and vomiting experienced by cancer patients undergoing chemotherapy.
About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company involved in the discovery, development, and commercialization of proprietary pharmaceutical products, medical devices, vaccines, diagnostic technologies and imaging systems. Initially focused on the treatment and management of ophthalmic diseases, OPKO has since expanded into other areas of major unmet medical need. For more information, visit www.opko.com.

About TESARO, INC.
Founded in 2010, TESARO is a privately held oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by developing and commercializing safer and more effective therapeutics. Earlier this year, TESARO secured $60 million in start-up funding from New Enterprise Associates (NEA) and the TESARO founders. TESARO is headquartered in Boston, Massachusetts. For more information, visit www.tesarobio.com.
For Further Information Contact:

For TESARO	For OPKO Health
Richard Rodgers	Steve Rubin
EVP & Chief Financial Officer	EVP -Administration
+1.339.970.0903	+1.305.575.6015
rrodgers@tesarobio.com	srubin@opko.com
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding product development efforts, including the ability to develop and commercialize rolapitant for chemotherapy-induced nausea and vomiting, the ability to obtain registration for rolapitant in key markets and the timing thereof, and the potential for rolapitant to help cancer patients undergoing chemotherapy, as well as other non-historical statements about expectations, beliefs or intentions regarding business, technologies and products, financial condition, strategies or prospects. These forward-looking statements are not guarantees of OPKO’s or TESARO’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Many factors could cause either Company’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include, an inability to successfully develop and commercialize rolapitant and the NK-1 program assets, that rolapitant may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of this product, that others may develop products, including other NK-1 receptor antagonists, which are superior to rolapitant, and that the acquired compounds may not have advantages over presently marketed products. In addition, forward-looking statements may also be adversely affected by risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. The forward-looking statements contained in this press release speak only as of the date the statements were made, and OPKO and TESARO do not undertake any obligation to update forward-looking statements. The Companies’ intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
###

Exhibit F
Material Agreements
Asset Purchase Agreement, dated October 12, 2009, by and among Schering Corporation and OPKO Health, Inc., as amended by letter agreement dated June 29, 2010
Clinical Research Services Agreement, dated October 7, 2010, by and among OPKO Health, Inc. and Pharm-Olam International, Ltd.
Clinical Research Services Agreement, dated October 7, 2010, by and among OPKO Health, Inc. and Pharm-Olam International, Ltd.
Clinical Research Services Agreement, dated October 7, 2010, by and among OPKO Health, Inc. and Pharm-Olam International, Ltd.
Archiving Agreement, dated April 29, 2010, by and among OPKO Health, Inc. and EPL Pathology Archives, Inc.
Cost Proposal Regarding Retention of Radiolabeled and Stable Isotope Labeled Test Articles, dated June 7, 2010, by and among OPKO Health, Inc. and XenoBiotic Laboratories, Inc.
Consulting Agreement, dated October 9, 2009, as amended on October 15, 2010, by and among OPKO Health, Inc. and SNC Partners LLC.
Consulting Agreement, dated October 9, 2009, as amended on October 15, 2010, by and among OPKO Health, Inc. and Scott Reines, M.D., Ph.D.
Consulting Agreement, dated November 30, 2009, by and among OPKO Health, Inc. and Keith A. Candiotti, M.D.
Consulting Agreement, dated February 11, 2010, by and among OPKO Health, Inc. and Goldmann Consulting LLC.
Consulting Agreement, dated September 15, 2010, by and among OPKO Health, Inc. and Steven M. Grunberg, M.D.
Consulting Agreement, dated October 11, 2010, by and among OPKO Health, Inc. and INDAPharma, LLC.